Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000

Xerox Reports Second-Quarter 2016 Earnings
Delivers Year-over-Year EPS Growth and Margin Expansion

•	GAAP EPS of 15 cents and adjusted EPS of 30 cents; Adjusted EPS up 30 percent and above guidance range of 24 to 26 cents

•	Operating margin of 9.3 percent, up 0.8 percentage points year-over-year

•	Total revenue of $4.4 billion, down 4 percent year-over-year

•	Services margin of 9.6 percent, up 2.4 percentage points year-over-year

•	Positive Document Technology revenue and margin trends

•	Re-affirms full-year 2016 guidance

•	Significant progress during quarter on separation and strategic transformation

NORWALK, Conn., July 29, 2016 - Xerox (NYSE: XRX) announced today its second-quarter financial results and reiterated its full-year adjusted earnings guidance. The company reported significant progress on its plan to separate into two independent, Fortune 500-scale, publicly traded companies by year-end and on its strategic transformation program.

“We delivered strong second-quarter results reflecting significant progress across our 2016 priorities: delivering on our financial commitments, executing our separation and driving our strategic transformation,” said Ursula Burns, Xerox chairman and chief executive officer. “Our Services segment delivered substantial margin expansion and continued revenue growth in Document Outsourcing. Document Technology revenue declines moderated and margin improved driven by cost and productivity initiatives.”

Xerox delivered GAAP EPS from continuing operations of 15 cents in the second quarter of 2016. Adjusted EPS of 30 cents represented a 7 cent increase over the same period last year driven by a lower tax rate, fewer shares, and higher operating profits. Adjusted EPS excludes after-tax costs of $156 million or 15 cents per share related to the amortization of intangibles, restructuring and related costs, certain retirement related costs and separation costs.

Burns added, “We reached critical milestones in both the separation process and strategic transformation program during the second quarter. With each step forward, I become even more optimistic about the future of our businesses and more confident in our ability to meet our targets for the year while creating two companies with the strong strategic and financial foundations they will need to compete in their respective markets.”

Second Quarter Results

Second-quarter total revenue of $4.4 billion was down 4 percent year-over-year in actual and constant currency. Operating margin of 9.3 percent was up 0.8 percentage points from the same quarter a year ago. Gross margin and selling, administrative and general expenses were 31.2 percent and 19.7 percent of revenue, respectively.

The Services business delivered $2.5 billion in revenue, a decrease of 2 percent or 1 percent in constant currency. Services margin was 9.6 percent, up 2.4 percentage points year-over-year, driven by cost and productivity improvements including benefits from the company’s strategic transformation program.

The Document Technology business delivered total revenue of $1.8 billion, down 7 percent or 6 percent in constant currency. Document Technology margin was 12.6 percent, up 0.1 percentage point year-over-year and 2.4 percentage points sequentially, driven by cost and productivity improvements.

Xerox generated cash flow from operations of $177 million during the second quarter and ended the quarter with a cash balance of $1.2 billion.

Separation and Strategic Transformation Update

During the second quarter, Xerox reported significant progress on its planned separation into two independent, publicly traded companies. The company announced that the new Business Process Outsourcing company will be named Conduent Incorporated and that Ashok Vemuri will become its chief executive officer upon completion of the separation. The Document Technology company will retain the Xerox Corporation name and Jeff Jacobson will serve as its chief executive officer. Ursula Burns will continue in her current role as chairman and chief executive officer of Xerox until the separation and serve as chairman of the Xerox board following the separation.

On June 30, 2016, the initial Form 10 registration statement for Conduent was filed with the Securities and Exchange Commission. The separation remains on track to be completed by year-end.

Xerox today provided an update on estimated costs associated with the separation. The company now expects to incur one-time separation costs of $175 to $200 million pre-tax, which is lower than its previous estimate of $200 to $250 million. Xerox also announced that tax-related separation costs are estimated to be $40 to $50 million. The company expects dis-synergy costs of $40 to $50 million in 2017, which will be more than offset by cost savings from the strategic transformation program.

In addition, Xerox made continued progress on its three-year strategic transformation program to deliver $2.4 billion in total cost savings from ongoing and incremental productivity and cost reduction initiatives across its businesses. The company is on track to realize the approximately $700 million in annualized savings it targeted for 2016. Estimated restructuring and related charges continue to be approximately $300 million for full-year 2016, including $71 million recorded in the second quarter and $197 million year-to-date.

2016 Guidance

For third-quarter 2016, Xerox expects GAAP EPS of 14 to 16 cents per share and adjusted EPS of 26 to 28 cents per share.

The company reiterated its full-year guidance for GAAP EPS of 45 to 55 cents. Adjusted EPS guidance continues to be $1.10 to $1.20 per share.

Xerox continues to anticipate full-year 2016 cash flow from operations of $950 million to $1.2 billion and free cash flow of $600 to $850 million.

About Xerox
Xerox is helping change the way the world works. By applying our expertise in imaging, business process, analytics, automation and user-centric insights, we engineer the flow of work to provide greater productivity, efficiency and personalization. Our employees create meaningful innovations and provide business process services, printing equipment, software and solutions that make a real difference for our clients and their customers in 180 countries. On January 29, 2016, Xerox announced that it plans to separate into two independent, publicly-traded companies: a business process outsourcing company and a document technology company. Xerox expects to complete the separation by year-end 2016. Learn more at www.xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:

•	Adjusted gross margin and selling, administrative and general expenses for the second quarter 2016 that exclude certain retirement related costs.

•
Adjusted EPS, for the second quarter 2016 as well as for the third quarter and full-year 2016 guidance, which excludes the amortization of intangibles, restructuring and related costs, certain retirement related costs as well as separation costs.

•	Operating margin, for the second quarter 2016, that excludes Other expenses, net in addition to the EPS adjustments noted above.

•	Constant Currency revenue growth for the second quarter 2016, which excludes the effects of currency translation.

•	Free cash flow for the full year 2016 guidance, which is cash flow from operations less capital expenditures including internal use software.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our 2015 Annual Report on Form 10-K and filed with the Securities and Exchange Commission (“SEC”). Such factors also include, but are not limited to, the factors that are set forth in the “Risk Factors” section; the “Legal Proceedings” section and other sections of the Conduent Incorporated Form 10 Registration Statement filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Sean Cornett, Xerox, +1 203-849-2672, sean.cornett@xerox.com

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Xerox® and Xerox and Design® and Conduent are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per-share data)	2016	2015	% Change	2016	2015	% Change
Revenues
Sales	$1,145	$1,224	(6)%	$2,166	$2,350	(8)%
Outsourcing, maintenance and rentals	3,158	3,279	(4)%	6,335	6,532	(3)%
Financing	82	87	(6)%	165	177	(7)%
Total Revenues	4,385	4,590	(4)%	8,666	9,059	(4)%
Costs and Expenses
Cost of sales	707	776	(9)%	1,331	1,450	(8)%
Cost of outsourcing, maintenance and rentals	2,279	2,356	(3)%	4,623	4,724	(2)%
Cost of financing	32	32	—%	65	65	—%
Research, development and engineering expenses	128	142	(10)%	262	283	(7)%
Selling, administrative and general expenses	862	906	(5)%	1,744	1,821	(4)%
Restructuring and related costs	71	157	(55)%	197	171	15%
Amortization of intangible assets	78	79	(1)%	167	156	7%
Separation costs	28	—	*	36	—	*
Other expenses, net	55	68	(19)%	112	114	(2)%
Total Costs and Expenses	4,240	4,516	(6)%	8,537	8,784	(3)%
Income before Income Taxes & Equity Income(1)	145	74	96%	129	275	(53)%
Income tax expense (benefit)	9	(9)	*	(6)	30	*
Equity in net income of unconsolidated affiliates	22	29	(24)%	59	63	(6)%
Income from Continuing Operations	158	112	41%	194	308	(37)%
Loss from discontinued operations, net of tax	—	(95)	*	—	(61)	*
Net Income	158	17	*	194	247	(21)%
Less: Net income attributable to noncontrolling interests	3	5	(40)%	5	10	(50)%
Net Income Attributable to Xerox	$155	$12	*	$189	$237	(20)%

Amounts Attributable to Xerox:
Net income from continuing operations	$155	$107	45%	$189	$298	(37)%
Loss from discontinued operations, net of tax	—	(95)	*	—	(61)	*
Net Income Attributable to Xerox	$155	$12	*	$189	$237	(20)%

Basic Earnings per Share:
Continuing operations	$0.15	$0.09	67%	$0.17	$0.26	(35)%
Discontinued operations	—	(0.08)	*	—	(0.06)	*
Total Basic Earnings per Share	$0.15	$0.01	*	$0.17	$0.20	(15)%
Diluted Earnings per Share:
Continuing operations	$0.15	$0.09	67%	$0.17	$0.26	(35)%
Discontinued operations	—	(0.08)	*	—	(0.06)	*
Total Diluted Earnings per Share	$0.15	$0.01	*	$0.17	$0.20	(15)%
* Percent change not meaningful.
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2015	2016	2015
Net income	$158	$17	$194	$247
Less: Net income attributable to noncontrolling interests	3	5	5	10
Net Income Attributable to Xerox	155	12	189	237

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(77)	194	114	(315)
Unrealized gains (losses), net	24	(19)	33	10
Changes in defined benefit plans, net	20	67	(92)	165
Other Comprehensive (Loss) Income, Net	(33)	242	55	(140)
Less: Other comprehensive (loss) income, net attributable to noncontrolling interests	(1)	1	(1)	—
Other Comprehensive (Loss) Income, Net Attributable to Xerox	(32)	241	56	(140)

Comprehensive Income, Net	125	259	249	107
Less: Comprehensive income, net attributable to noncontrolling interests	2	6	4	10
Comprehensive Income, Net Attributable to Xerox	$123	$253	$245	$97

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$1,203	$1,368
Accounts receivable, net	2,477	2,319
Billed portion of finance receivables, net	98	97
Finance receivables, net	1,295	1,315
Inventories	1,017	942
Other current assets	761	644
Total current assets	6,851	6,685
Finance receivables due after one year, net	2,508	2,576
Equipment on operating leases, net	484	495
Land, buildings and equipment, net	973	996
Investments in affiliates, at equity	1,471	1,389
Intangible assets, net	1,605	1,765
Goodwill	8,726	8,823
Other long-term assets	2,023	2,060
Total Assets	$24,641	$24,789
Liabilities and Equity
Short-term debt and current portion of long-term debt	$2,029	$985
Accounts payable	1,379	1,614
Accrued compensation and benefits costs	646	651
Unearned income	404	428
Other current liabilities	1,437	1,576
Total current liabilities	5,895	5,254
Long-term debt	5,355	6,354
Pension and other benefit liabilities	2,680	2,513
Post-retirement medical benefits	752	785
Other long-term liabilities	394	417
Total Liabilities	15,076	15,323

Series A Convertible Preferred Stock	349	349

Common stock	1,013	1,013
Additional paid-in capital	3,047	3,017
Retained earnings	9,704	9,686
Accumulated other comprehensive loss	(4,586)	(4,642)
Xerox shareholders’ equity	9,178	9,074
Noncontrolling interests	38	43
Total Equity	9,216	9,117
Total Liabilities and Equity	$24,641	$24,789

Shares of common stock issued and outstanding	1,013,304	1,012,836

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net income	$158	$17	$194	$247
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	278	297	568	593
Provision for receivables	12	14	27	32
Provision for inventory	6	10	15	16
Net loss (gain) on sales of businesses and assets	4	74	(16)	62
Undistributed equity in net income of unconsolidated affiliates	9	(3)	(28)	(34)
Stock-based compensation	13	23	27	45
Restructuring and asset impairment charges	63	157	186	171
Payments for restructurings	(37)	(30)	(65)	(61)
Contributions to defined benefit pension plans	(35)	(57)	(71)	(98)
Increase in accounts receivable and billed portion of finance receivables	(83)	(6)	(268)	(245)
Collections of deferred proceeds from sales of receivables	74	62	133	134
Decrease (increase) in inventories	7	(67)	(92)	(193)
Increase in equipment on operating leases	(68)	(69)	(130)	(139)
Decrease in finance receivables	21	6	85	78
Collections on beneficial interest from sales of finance receivables	7	12	15	27
(Increase) decrease in other current and long-term assets	(1)	11	(60)	(60)
Decrease in accounts payable and accrued compensation	(125)	(21)	(229)	(38)
Decrease in other current and long-term liabilities	(119)	(57)	(186)	(83)
Net change in income tax assets and liabilities	(27)	17	(74)	49
Net change in derivative assets and liabilities	(66)	14	(49)	2
Other operating, net	86	(55)	170	(43)
Net cash provided by operating activities	177	349	152	462
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(51)	(77)	(101)	(152)
Proceeds from sales of land, buildings and equipment	1	—	20	16
Cost of additions to internal use software	(22)	(25)	(44)	(45)
Proceeds from sale of businesses	3	930	(53)	933
Acquisitions, net of cash acquired	—	(20)	(18)	(48)
Other investing, net	2	23	4	29
Net cash (used in) provided by investing activities	(67)	831	(192)	733
Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(3)	53	42	(97)
Common stock dividends	(78)	(77)	(149)	(147)
Preferred stock dividends	(6)	(6)	(12)	(12)
Proceeds from issuances of common stock	2	4	3	14
Excess tax benefits from stock-based compensation	—	1	—	3
Payments to acquire treasury stock, including fees	—	(395)	—	(611)
Repurchases related to stock-based compensation	—	—	—	(1)
Distributions to noncontrolling interests	(1)	(2)	(12)	(56)
Other financing	(1)	(1)	(1)	(1)
Net cash used in financing activities	(87)	(423)	(129)	(908)
Effect of exchange rate changes on cash and cash equivalents	(9)	12	4	(57)
Increase (decrease) in cash and cash equivalents	14	769	(165)	230
Cash and cash equivalents at beginning of period	1,189	872	1,368	1,411
Cash and Cash Equivalents at End of Period	$1,203	$1,641	$1,203	$1,641

Financial Review

On January 29, 2016, Xerox announced plans for the complete legal and structural separation of the Company's Business Process Outsourcing (BPO) business from its Document Technology and Document Outsourcing (DT/DO) business. Each of the businesses will operate as an independent, publicly-traded company. The transaction is intended to be tax-free for Xerox shareholders for federal income tax purposes.

During second quarter 2016, we announced that the new BPO company will be named Conduent Incorporated (Conduent) and that the DT/DO company will retain the Xerox Corporation name. In addition, the CEO for each of the two new companies was announced, and an initial Form 10 registration statement for Conduent was filed with the U.S. Securities and Exchange Commission (SEC) on June 30, 2016. As part of the SEC's standard review process, we expect to receive comments from the SEC and file amendments to this filing to address SEC comments and to provide further information about the new company.

Xerox has begun the process to separate and is finalizing the transaction structure, which is predicated on a spin-off of the BPO business. To effect the separation, Xerox will first undertake a series of internal transactions, following which Conduent will hold, directly or through its subsidiaries, the BPO business. The separation will be completed by way of a pro rata distribution of Conduent Incorporated shares held by Xerox to Xerox's shareholders.

Our objective is to complete the separation by year-end 2016, subject to customary regulatory approvals, the effectiveness of the Form 10 registration statement with the SEC, tax considerations, securing any necessary financing and final approval of the Xerox Board of Directors. Until the separation is complete, we will continue to operate and report as a single company, and it will continue to be business as usual for our customers and employees.

In conjunction with the separation, Xerox also began a three-year strategic transformation program targeting a cumulative $2.4 billion savings across all segments. The program is inclusive of ongoing activities and $600 million of incremental transformation initiatives.

Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2016	2015	% Change	CC % Change	2016	2015
Equipment sales	$675	$719	(6)%	(5)%	15%	16%
Annuity revenue	3,710	3,871	(4)%	(3)%	85%	84%
Total Revenue	$4,385	$4,590	(4)%	(4)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,145	$1,224	(6)%	(5)%
Less: Supplies, paper and other sales	(470)	(505)	(7)%	(5)%
Equipment Sales	$675	$719	(6)%	(5)%

Outsourcing, maintenance and rentals	$3,158	$3,279	(4)%	(3)%
Add: Supplies, paper and other sales	470	505	(7)%	(5)%
Add: Financing	82	87	(6)%	(5)%
Annuity Revenue	$3,710	$3,871	(4)%	(3)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

Second quarter 2016 total revenues decreased 4% as compared to second quarter 2015, with minimal overall negative impact from currency. On a revenue-weighted basis, our major European currencies and the Canadian Dollar were approximately 1% weaker against the U.S. Dollar as compared to prior year. Revenues from these major foreign currencies comprise approximately 25% of our total consolidated revenues (revenues from the Pound Sterling represent approximately 5% of the total), while overall non-U.S. revenues represent almost one third of the total. Second quarter 2016 total revenues reflect the following:

•	Annuity revenue decreased 4% as compared to second quarter 2015, with a 1-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment and maintenance revenue (including bundled supplies) and rental revenue, primarily within the Document Technology segment. These revenues declined 4%, with a 1-percentage point negative impact from currency, primarily due to a continued decline in the Document Technology segment as well as a modest decline in the Services segment.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The 7% decline in these revenues included a 2-percentage point negative impact from currency, reduced supplies demand as a result of lower equipment sales in prior periods, continued weakness in developing markets and lower OEM supplies sales.

◦
Financing revenue is generated from financed equipment sale transactions primarily within the Document Technology segment. The 6% decline in these revenues reflected a 1-percentage point negative impact from currency and a declining finance receivables balance due to lower equipment sales in prior periods.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing (DO) business within our Services segment. Equipment sales revenue decreased 6% as compared to second quarter 2015, with a 1-percentage point negative impact from currency. The decline was driven by continued developing markets weakness as well as overall price declines that continue to be within our historical range of 5% to 10%.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
	Reported			Adjusted(1)
	2016	2015	B/(W)	2016	2015	B/(W)
Total Gross Margin	31.2%	31.1%	0.1 pts.	31.4%	31.2%	0.2 pts.
RD&E as a % of Revenue	2.9%	3.1%	0.2 pts.	2.8%	3.1%	0.3 pts.
SAG as a % of Revenue	19.7%	19.7%	- pts.	19.3%	19.6%	0.3 pts.

Operating Margin (1)	N/A	N/A	N/A	9.3%	8.5%	0.8 pts.

Pre-tax Income Margin	3.3%	1.6%	1.7 pts.	N/A	N/A	N/A

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Pre-tax income margin includes the amortization of intangible assets, restructuring and related costs, separation costs and Other expenses, net, all of which are separately discussed in subsequent sections. Pre-tax income margin also includes non-service retirement related costs, which increased by $22 million in second quarter 2016 as compared to second quarter 2015 primarily due to a $22 million curtailment gain recorded in 2015. Operating margin, discussed below, excludes all of these items.
Operating Margin
Second quarter 2016 operating margin1 of 9.3% increased 0.8-percentage points as compared to second quarter 2015 driven by Services improvement, where cost and productivity improvements offset revenue declines.

Gross Margin
Second quarter 2016 gross margin of 31.2% increased 0.1-percentage point as compared to second quarter 2015. On an adjusted1 basis, gross margin of 31.4% increased by 0.2-percentage points. Services gross margin improved by 1.8-percentage points year-over-year while Document Technology gross margin increased 0.1-percentage point. These increases were partially offset by the higher proportion of our revenue from Services (which historically has a lower gross margin).

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
Second quarter 2016 RD&E as a percentage of revenue of 2.9% decreased 0.2-percentage points from second quarter 2015. On an adjusted1 basis, RD&E was 2.8% of revenue and decreased 0.3-percentage points due to restructuring and the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue).
RD&E of $128 million decreased by $14 million compared to second quarter 2015. On an adjusted1 basis, RD&E of $122 million decreased by $19 million. We strategically coordinate R&D with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 19.7% was flat from second quarter 2015. On an adjusted1 basis, SAG was 19.3% of revenue and decreased 0.3-percentage points. Restructuring and productivity improvements and a higher mix of Services revenue (which historically has lower SAG as a percentage of revenue) offset higher marketing and communications spending, due primarily to our participation at the drupa printing trade show, and the decline in total company revenue.
SAG of $862 million was $44 million lower than second quarter 2015. On an adjusted1 basis, SAG of $848 million decreased $53 million, included a $10 million favorable impact from currency and reflected the following:

•	$22 million decrease in selling expenses.

•	$27 million decrease in general and administrative expenses.

•	$4 million decrease in bad debt expense. Second quarter 2016 bad debt expense remained at less than one percent of receivables.
Restructuring and Related Costs
Restructuring and related costs of $71 million include restructuring and asset impairment charges of $63 million as well as $8 million of additional costs primarily related to professional support services associated with the implementation of the strategic transformation program.

Second quarter 2016 net restructuring and asset impairment charges of $63 million included $73 million of severance costs related to headcount reductions of approximately 1,300 employees worldwide, $2 million of lease cancellation costs and $2 million of asset impairments. Approximately 65% of the charges were related to our Document Technology segment and 35% to our Services segment. The second quarter 2016 actions impacted several functional areas, with approximately 55% of the costs focused on gross margin improvements and approximately 40% on SAG reductions, with the remainder focused on RD&E optimization. These costs were partially offset by $9 million of net reversals for changes in estimated reserves from prior period initiatives, as well as a $5 million gain from the sale of real estate impaired in prior periods.

During second quarter 2015, we recorded net restructuring and asset impairment charges of $157 million. Net restructuring charges of $11 million included $17 million of severance costs related to headcount reductions of approximately 420 employees worldwide, and $2 million of lease cancellation costs partially offset by $8 million of net reversals for changes in estimated reserves from prior period initiatives. Asset impairment charges of $146 million were associated with software asset impairments resulting from a change in our Government Healthcare Solutions strategy in the Services Segment.
The restructuring reserve balance as of June 30, 2016 for all programs was $144 million, of which $139 million is expected to be spent over the next twelve months.

We expect to incur additional restructuring and related costs of approximately $40 million in third quarter 2016 for actions and initiatives that have not yet been finalized. We continue to expect restructuring and related costs of approximately $300 million for full-year 2016.
Separation costs
Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized. Separation costs also include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the separation.

During second quarter and year-to-date 2016, we recorded separation costs of $28 million and $36 million, respectively. For full-year 2016, we have refined our estimates and now expect to incur separation costs of approximately $175 to $200 million, which exclude tax-related separation costs discussed below in Income Taxes. We continue to anticipate separation-related capital spending of approximately $50 million for full-year 2016.
Amortization of Intangible Assets
Second quarter 2016 amortization of intangible assets of $78 million decreased $1 million compared to second quarter 2015.
Worldwide Employment
Worldwide employment was approximately 131,800 as of June 30, 2016 and decreased by 11,800 from December 31, 2015, due primarily to the impact of seasonal reductions as well as restructuring- and productivity-related reductions.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2016	2015
Non-financing interest expense	$49	$56
Interest income	(2)	(2)
Losses on sales of businesses and assets (1)	4	6
Currency gains, net	(3)	(5)
Litigation matters	6	3
Loss on sales of accounts receivables	4	3
Deferred compensation investment gains	(3)	—
All other expenses, net	—	7
Total Other Expenses, Net	$55	$68

(1)	Excludes the loss on sale of the ITO business reported in Discontinued Operations.
Non-financing interest expense
Second quarter 2016 non-financing interest expense of $49 million was $7 million lower than second quarter 2015. When combined with financing interest expense (cost of financing), total company interest expense declined by $7 million from second quarter 2015, driven by a lower average cost of debt, primarily due to a lower rate on our one-year $1.0 billion senior unsecured term facility, and a lower debt balance.
All other expenses, net
Second quarter 2016 all other expenses, net was $7 million lower than second quarter 2015 primarily due to timing.

Income Taxes
Second quarter 2016 effective tax rate was 6.2%. On an adjusted1 basis, second quarter 2016 tax rate was 17.8%. Both rates were lower than the U.S. statutory tax rate primarily due to the redetermination of certain unrecognized tax positions upon conclusion of several audits as well as foreign tax credits resulting from anticipated dividends from our foreign subsidiaries. The effective tax rate of 6.2% also included tax-related separation costs, which are discussed below.

Second quarter 2015 effective tax rate was (12.2)% and was negative primarily due to the discrete tax benefit of the software impairment charge. On an adjusted1 basis, second quarter 2015 tax rate was 25.3%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries, the geographical mix of profits and the reversal of a deferred tax valuation allowance.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, restructuring and related costs, non-service retirement related costs, separation costs and other discrete items, we anticipate that our adjusted1 effective tax rate will be approximately 26% to 28% for second half 2016 and approximately 24% to 26% for full-year 2016.
Tax-related Separation Costs
We recorded a deferred tax benefit/asset of $14 million on our separation costs for the year-to-date period of 2016. We expect a portion of this deferred tax asset will be eliminated at the time the separation is executed, as certain separation costs will be non-deductible.

In connection with the actual legal separation of the company, we expect to effect certain internal reorganizations of, and transactions among, our wholly-owned subsidiaries and operating activities in preparation for the legal form of separation. Although we believe that, for the most part, this reorganization of entities can be completed in a tax-free manner, we do expect to incur incremental income tax expense associated with certain elements of the reorganization. Accordingly, in second quarter 2016, we recorded $26 million for the estimated income tax on the book/tax basis differences currently associated with our investments in certain subsidiaries that are expected to be impacted by these internal reorganizations. Upon final separation of the company, we also expect to recognize additional income tax expense in certain state and international jurisdictions primarily related to the change in realizability of certain deferred tax assets. At present, we estimate that this additional income tax expense will be approximately $15 to $25 million, for a total of $40 to $50 million for full-year 2016.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Second quarter 2016 equity income of $22 million was $7 million lower than second quarter 2015 primarily due to our share of Fuji Xerox's lower net income partially offset by translation currency impacts.

Net Income
Second quarter 2016 net income from continuing operations attributable to Xerox was $155 million, or $0.15 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $311 million, or $0.30 per diluted share. Second quarter 2016 adjustments to net income include the amortization of intangible assets, restructuring and related costs, non-service retirement related costs and separation costs.

Second quarter 2015 net income from continuing operations attributable to Xerox was $107 million, or $0.09 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $264 million, or $0.23 per diluted share. Second quarter 2015 adjustments to net income include the amortization of intangible assets, restructuring and related costs and non-service retirement related costs.

The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the second quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Discontinued Operations
Information Technology Outsourcing (ITO):
In fourth quarter 2014, we announced an agreement to sell the ITO business to Atos and began reporting it as a Discontinued Operation. All prior periods were accordingly revised to conform to this presentation. The sale was completed on June 30, 2015.

There were no Discontinued Operations as of June 30, 2016. Summarized financial information for our Discontinued Operations for the three months ended June 30, 2015 is as follows:

	Three Months Ended June 30, 2015
(in millions)	ITO	Other	Total
Revenues	$308	$—	$308

Income from operations (1)	$43	$—	$43
Loss on disposal	(68)	—	(68)
Net loss before income taxes	$(25)	$—	$(25)
Income tax expense	(70)	—	(70)
Loss from discontinued operations, net of tax	$(95)	$—	$(95)

(1)
ITO Income from operations for second quarter 2015 excludes approximately $41 million of depreciation and amortization expense (including $7 million of intangible amortization) since the business was held for sale.

Segment Review

In first quarter 2016, we revised our segment reporting to reflect the following changes:

•
The transfer of the Education/Student Loan business from the Services segment to Other as a result of the expected continued run-off of this business. The business does not meet the threshold for separate segment reporting.

•	The exclusion of the non-service elements of our defined-benefit pension and retiree-health plan costs from Segment profit.

Prior year amounts were revised accordingly to reflect these changes.

	Three Months Ended June 30,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2016
Services	$133	$2,337	$2,470	56%	$236	9.6%
Document Technology	512	1,240	1,752	40%	221	12.6%
Other	30	133	163	4%	(80)	(49.1)%
Total	$675	$3,710	$4,385	100%	$377	8.6%

2015
Services	$134	$2,392	$2,526	55%	$181	7.2%
Document Technology	550	1,330	1,880	41%	235	12.5%
Other	35	149	184	4%	(62)	(33.7)%
Total	$719	$3,871	$4,590	100%	$354	7.7%
Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services
Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).
Services Revenue Breakdown:

	Three Months Ended June 30,
(in millions)	2016	2015	% Change	CC % Change
Business Process Outsourcing	$1,630	$1,693	(4)%	(3)%
Document Outsourcing	840	833	1%	2%
Total Revenue - Services	$2,470	$2,526	(2)%	(1)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)
Note: The above table excludes intercompany revenue.
Revenue
Second quarter 2016 Services revenue of $2,470 million was 56% of total revenue and decreased 2% from second quarter 2015, with a 1-percentage point negative impact from currency.

•
BPO revenue decreased 4% from second quarter 2015, with a 1-percentage point negative impact from currency, and represented 66% of total Services revenue. The decline was driven by our third quarter 2015 decision to not fully complete the Health Enterprise (HE) Medicaid platform implementations in California and Montana, which had just over a 1-percentage point negative impact. In addition, revenues decreased due to lower volumes and lost business, as well as overall price declines that were consistent with prior periods. These areas of decline were partially offset by growth from acquisitions and ramping new contracts.

◦
In second quarter 2016, BPO revenue mix across the major business areas was as follows: Commercial Industries (excluding healthcare) - 44%; Healthcare - 25%; Public Sector - 27%; and all other (including our HE Medicaid platform implementations) - 4%.

•	DO revenue increased 1%, with a 1-percentage point negative impact from currency, and represented 34% of Services revenue. Growth was driven primarily from our partner print services offerings.
Segment Margin
Second quarter 2016 Services segment margin of 9.6% increased by 2.4-percentage points from second quarter 2015. The increase reflected restructuring and productivity improvements in BPO and DO, which more than offset price declines, as well as anticipated year-over-year benefits from lower expenses associated with our HE platform implementations and a higher portion of DO revenue. These benefits were partially offset by continuing margin pressures in our customer care offering. BPO margin does not reflect the impact of our student loan business, which is included in Other.

Metrics
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Second quarter 2016 Services signings were $2.9 billion in Total Contract Value (TCV).

•	BPO signings of $2.2 billion TCV

•	DO signings of $0.7 billion TCV
Signings declined 9% from second quarter 2015, with a 2-percentage point negative impact from currency, primarily reflecting lower contribution from new business. On a trailing twelve month (TTM) basis, signings increased 2% at constant currency from the comparable prior year period. New business TCV at constant currency decreased 56% from second quarter 2015 and decreased 6% on a TTM basis; prior year included the large New York Medicaid Management Information System new business signing. DO signings do not include signings from our growing partner print services offerings.
Note: TCV is the estimated total contractual revenue related to signed contracts.

Renewal rate (Total Services)
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. The combined second quarter 2016 contract renewal rate for BPO and DO contracts was 82%, slightly below our target range of 85%-90%.

Signings and renewal rate reflect, in part, our decision not to pursue opportunities with lower margin and return profiles.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended June 30,
(in millions)	2016	2015	% Change	CC % Change
Equipment sales	$512	$550	(7)%	(6)%
Annuity revenue	1,240	1,330	(7)%	(6)%
Total Revenue	$1,752	$1,880	(7)%	(6)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)
Second quarter 2016 Document Technology revenue of $1,752 million decreased 7% from second quarter 2015, with a 1-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, second quarter 2016 aggregate document-related revenue decreased 4% from second quarter 2015, with a 1-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•
Equipment sales revenue declined 7% from second quarter 2015, with a 1-percentage point negative impact from currency. The decline was driven by continued weakness in developing markets and continued migration of customers to our partner print services offering (included in our Services segment) as well as overall price declines that continue to be within our historical range of 5 to 10%. These declines were partially offset by benefits from recent product launches primarily in our mid-range category.

•
Annuity revenue decreased 7% from second quarter 2015, with a 1-percentage point negative impact from currency. The annuity revenue reduction reflects lower equipment sales in prior periods resulting in ongoing page declines and lower supplies demand, as well as the continued migration of customers to our partner print services offering (included in our Services segment). These areas of decline were partially offset by annuity growth in our high-end color product group.

Document Technology revenue mix was 58% mid-range, 24% high-end and 18% entry, consistent with recent quarters.
Segment Margin
Second quarter 2016 Document Technology segment margin of 12.6% improved 0.1-percentage point from second quarter 2015, including a 0.1-percentage point improvement in gross margin. The gross margin increase reflects restructuring and productivity improvements partially offset by price declines. SAG increased as a percent of revenue primarily due to higher spending related to our participation at the drupa printing trade show.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry3

•	9% decrease in color multifunction devices driven by declines in developing markets.

•	2% increase in black-and-white multifunction devices.

Mid-Range

•	6% increase in mid-range color installs including the benefit of recent product launches.

•	14% decrease in mid-range black-and-white reflecting continued declines in developing markets and a transition to color devices.

High-End

•	14% increase in high-end color systems, excluding Fuji Xerox digital front-end sales, as growth in Versant Color Press 80 products was partially offset by declines in other production color products.

•	21% decrease in high-end black-and-white systems consistent with overall market declines.

Other
Revenue
Second quarter 2016 Other revenue of $163 million decreased 11% from second quarter 2015, with a 1-percentage point negative impact from currency. The reduction is driven by the anticipated run-off of the student loan business, now reported in Other, and lower wide-format revenues. Total paper revenue (all within developing markets) and the student loan business combined comprise approximately 50% of Other revenue.
Other Loss
Second quarter 2016 Other loss of $80 million increased $18 million from second quarter 2015. Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within Other and were $58 million in second quarter 2016 as compared to $68 million in second quarter 2015. The $10 million decrease was primarily due to a decrease in non-financing interest expense. Remaining Other loss of $22 million in second quarter 2016 increased $28 million from second quarter 2015 primarily related to lower profitability in the student loan business.
Notes:

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Revenue from Document Outsourcing installations is reported in the Services segment.

(3)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices increased 74%, while Entry black-and-white multifunction devices increased 28%.

Capital Resources and Liquidity
The following table summarizes our cash and cash equivalents for the three months ended June 30, 2016 and 2015:

	Three Months Ended June 30,
(in millions)	2016	2015	Change
Net cash provided by operating activities	$177	$349	$(172)
Net cash (used in) provided by investing activities	(67)	831	(898)
Net cash used in financing activities	(87)	(423)	336
Effect of exchange rate changes on cash and cash equivalents	(9)	12	(21)
Increase in cash and cash equivalents	14	769	(755)
Cash and cash equivalents at beginning of period	1,189	872	317
Cash and Cash Equivalents at End of Period	$1,203	$1,641	$(438)

Cash Flows from Operating Activities
Net cash provided by operating activities was $177 million in second quarter 2016. The $172 million decrease in operating cash from second quarter 2015 was primarily due to the following:

•	$104 million decrease in accounts payable and accrued compensation related to lower spending as well as the timing of payments.

•	$65 million decrease from accounts receivable primarily due to the timing of collections.

•	$62 million decrease reflecting settlement payments associated with our third quarter 2015 decision to not fully complete the HE implementations in California and Montana.

•	$52 million decrease due to the prior year source of cash in the discontinued ITO business.

•	$11 million decrease due to payments for separation-related costs.

•	$74 million increase primarily due to lower inventory requirements.

•	$22 million increase due to lower pension contributions.

•	$10 million increase from finance receivables.

Cash Flows from Investing Activities
Net cash used in investing activities was $67 million in the second quarter 2016. The $898 million decrease in cash from the second quarter 2015 was primarily due to the following:

•	$930 million of net proceeds from the sale of the ITO business in 2015.

•	$29 million increase due to lower capital expenditures (including internal use software) primarily due to the sale of the ITO business.

Cash Flows from Financing Activities
Net cash used in financing activities was $87 million in the second quarter 2016. The $336 million increase in cash from the second quarter 2015 was primarily due to the following:

•	$395 million increase, as there were no share repurchases in 2016.

•
$56 million decrease from net debt activity. Second quarter 2016 reflects proceeds from a Senior Unsecured Term Facility of $250 million offset by payments of $250 million on Notes. Second quarter 2015 reflects an increase in Commercial Paper of $306 million offset by payments of $250 million on Senior Notes.

Customer Financing Activities

The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2016	December 31, 2015
Total finance receivables, net (1)	$3,901	$3,988
Equipment on operating leases, net	484	495
Total Finance Assets, net (2)	$4,385	$4,483
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	Change from December 31, 2015 includes an increase of $22 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	June 30, 2016	December 31, 2015
Principal debt balance(1)	$7,402	$7,365
Net unamortized discount	(47)	(52)
Debt issuance costs(2)	(25)	(28)
Fair value adjustments(3)
- terminated swaps	36	47
- current swaps	18	7
Total Debt	$7,384	$7,339
____________________________

(1)	Includes Notes Payable of $2 million and $3 million as of June 30, 2016 and December 31, 2015, respectively.

(2)
Reflects the adoption of ASU 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs effective January 1, 2016, which requires debt issuance costs to be presented as a direct deduction from the carrying amount of the corresponding debt liability. Prior year amounts were revised to reflect the new presentation.

(3)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2016	December 31, 2015
Financing debt(1)	$3,837	$3,923
Core debt	3,547	3,416
Total Debt	$7,384	$7,339
____________________________

(1)
Financing debt includes $3,413 million and $3,490 million as of June 30, 2016 and December 31, 2015, respectively, of debt associated with total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended June 30,
(in millions)	2016	2015
Accounts receivable sales	$648	$586
Deferred proceeds	59	57
Loss on sales of accounts receivable	4	3
Estimated decrease to operating cash flows (1)	(34)	(27)
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended June 30,
(in millions)	2016	2015
Impact from prior sales of finance receivables (1)	$(51)	$(89)
Collections on beneficial interest	8	15
Estimated decrease to operating cash flows	$(43)	$(74)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our 2015 Annual Report on Form 10-K filed with the SEC. Such factors also include, but are not limited to, the factors that are set forth in the "Risk Factors" section, the "Legal Proceedings" section and other sections of the Conduent Incorporated Form 10 Registration Statement filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the second quarter 2016 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

NOTE: In 2016 we revised our calculation of Adjusted Earnings Measures to exclude the following items in addition to the amortization of intangibles:

•	Restructuring and related costs including those related to Fuji Xerox.

•	The non-service related elements of our defined benefit pension and retiree health plan costs (retirement related).

•	Separation costs

When these measures are presented in 2016, the prior year measures will be revised accordingly to conform to the changes.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

•	Gross margin, RD&E and SAG (adjusted for non-service retirement related costs only)

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our strategic transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

•
Separation costs: Separation costs are expenses incurred in connection with Xerox's planned separation into two independent, publicly traded companies. Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized. Separation costs also include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the separation as well as incremental income tax expense related to the reorganization of legal entities and operations in order to effect the legal separation of the Company. These costs are incremental to normal operating charges and are being incurred solely as a result of the separation transaction. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

Operating Income
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the costs noted for our Adjusted Earnings measures, operating income and margin also exclude Other expenses, net. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” In 2016 we revised our calculation of the currency impact on revenue growth, or constant currency revenue growth, to include the currency impacts from the developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe), which had been previously excluded from the calculation. As a result of economic changes in these markets over the past few years, we currently manage our exchange risk in our developing market countries in a similar manner to the exchange risk in our developed market countries, and therefore, the exclusion of the developing market countries from the calculation of the currency effect is no longer warranted. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:
Net Income and EPS reconciliation:

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$155	$0.15	$107	$0.09
Adjustments:
Amortization of intangible assets	78		79
Restructuring and related costs - Xerox	71		157
Non-service retirement related costs	32		10
Separation costs	28		—
Income tax adjustments(2)	(80)		(90)
Tax related separation costs(2)	26		—
Restructuring charges - Fuji Xerox	1		1
Adjusted - revised	$311	$0.30	$264	$0.23
Weighted average shares for adjusted EPS(3)		1,049		1,132
Fully diluted shares at end of period(4)		1,049
____________________________

(1)	Net Income and EPS from continuing operations.

(2)	Refer to Effective Tax Rate reconciliation.

(3)
Average shares for the calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock and therefore the related quarterly dividend of $6 million was excluded.

(4)
Represents common shares outstanding at June 30, 2016 as well as shares associated with our Series A convertible preferred stock plus potential dilutive common shares used for the calculation of diluted earnings per share in second quarter 2016.

Effective Tax Rate reconciliation:

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$145	$9	6.2%	$74	$(9)	(12.2)%
Non-GAAP Adjustments(2)	209	80		246	90
Tax related separation costs	—	(26)		—	—
Adjusted - revised (3)	$354	$63	17.8%	$320	$81	25.3%
____________________________

(1)	Pre-Tax Income and Income Tax Expense (Benefit) from continuing operations.

(2)	Refer to Net Income/EPS reconciliation for details. Amounts exclude Fuji Xerox restructuring as these amounts are net of tax.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported Pre-Tax Income(1)	$145	$4,385	3.3%	$74	$4,590	1.6%
Adjustments:
Amortization of intangible assets	78			79
Restructuring and related costs - Xerox	71			157
Non-service retirement related costs	32			10
Separation costs	28			—
Other expenses, net	55			68
Adjusted Operating	$409	$4,385	9.3%	$388	$4,590	8.5%
Equity in net income of unconsolidated affiliates	22			29
Business transformation costs	—			3
Restructuring charges - Fuji Xerox	1			1
Other expenses, net*	(55)			(67)
Segment Profit/Revenue	$377	$4,385	8.6%	$354	$4,590	7.7%
____________________________
* Includes rounding adjustments.

(1)	Profit and Revenue from continuing operations.

Key Financial Ratios reconciliation:

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
(in millions)	As Reported (1)	Non-service retirement related costs	Adjusted	As Reported (1)	Non-service retirement related costs	Adjusted
Gross Profit	$1,367	$12	$1,379	$1,426	$4	$1,430
RD&E	128	(6)	122	142	(1)	141
SAG	862	(14)	848	906	(5)	901

Gross Margin	31.2%		31.4%	31.1%		31.2%
RD&E as a % of Revenue	2.9%		2.8%	3.1%		3.1%
SAG as a % of Revenue	19.7%		19.3%	19.7%		19.6%
____________________________

(1)	Revenue and costs from continuing operations.

Guidance:

Earnings Per Share
	Q3 2016	FY 2016
GAAP EPS from Continuing Operations	$0.14 - $0.16	$0.45 - $0.55
Non-GAAP Adjustments	0.12	0.65
Adjusted EPS	$0.26 - $0.28	$1.10 - $1.20
____________________________
Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and related costs, non-service retirement related costs and separation costs.

(in billions)	Free Cash Flow FY 2016
Cash Flow from Operations	$0.95 - $1.2
CAPEX	0.35
Free Cash Flow	$0.60 - $0.85

2015 Net (Loss) Income and EPS reconciliation based on 2016 revised methodology:

	Q3 2015		FY 2015
(in millions, except per share amounts)	Net (Loss) Income	EPS	Net Income	EPS
Reported (1)	$(31)	$(0.04)	$552	$0.49
Adjustments:
Amortization of intangible assets	77		310
HE charge	389		389
Restructuring and related charges - Xerox	20		186
Non-service retirement related costs	30		116
Income tax on adjustments (2)	(198)		(380)
Restructuring charges - Fuji Xerox	2		4
Adjusted - revised	$289	$0.27	$1,177	$1.07

Adjusted - previous basis	$258	$0.24	$1,076	$0.98

Weighted average shares - adjusted EPS (3)		1,078		1,103
____________________________

(1)	Net Income (Loss) and EPS from continuing operations.

(2)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results - See Effective Tax Rate reconciliation.

(3)	Average shares for the calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock.

2015 Adjusted Effective Tax Rate reconciliation based on 2016 revised methodology:

	Q3 2015			FY 2015
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported (1)	$(173)	$(105)	60.7%	$412	$(23)	(5.6)%
Non-GAAP Adjustments (2)	516	198		1,001	380
Adjusted - revised (3)	$343	$93	27.1%	$1,413	$357	25.3%

Adjusted - previous basis			24.6%			23.7%
____________________________

(1)	Pre-Tax Income (Loss) from continuing operations.

(2)	See Net Income/EPS reconciliation for details. Amounts exclude Fuji Xerox restructuring as these amounts are net of tax.

(3)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$155	$107	$189	$298
Accrued dividends on preferred stock	(6)	(6)	(12)	(12)
Net income from continuing operations available to common shareholders	$149	$101	$177	$286
Net loss from discontinued operations attributable to Xerox	—	(95)	—	(61)
Net income available to common shareholders	$149	$6	$177	$225
Weighted average common shares outstanding	1,013,284	1,087,720	1,013,164	1,098,370
Basic Earnings per Share:
Continuing operations	$0.15	$0.09	$0.17	$0.26
Discontinued operations	—	(0.08)	—	(0.06)
Total	$0.15	$0.01	$0.17	$0.20
Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$155	$107	$189	$298
Accrued dividends on preferred stock	(6)	(6)	(12)	(12)
Net income from continuing operations available to common shareholders	$149	$101	$177	$286
Net loss from discontinued operations attributable to Xerox	—	(95)	—	(61)
Net income available to common shareholders	$149	$6	$177	$225
Weighted average common shares outstanding - basic	1,013,284	1,087,720	1,013,164	1,098,370
Common shares issuable with respect to:
Stock options	822	1,409	837	1,615
Restricted stock and performance shares	7,915	16,140	7,156	15,300
Convertible preferred stock	—	—	—	—
Weighted average common shares outstanding - diluted	1,022,021	1,105,269	1,021,157	1,115,285
Diluted Earnings per Share:
Continuing operations	$0.15	$0.09	$0.17	$0.26
Discontinued operations	—	(0.08)	-	(0.06)
Total	$0.15	$0.01	$0.17	$0.20
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	1,944	2,590	1,930	2,384
Restricted stock and performance shares	15,909	13,981	16,669	14,820
Convertible preferred stock	26,966	26,966	26,966	26,966
Total Anti-Dilutive Securities	44,819	43,537	45,565	44,170

Dividends per Common Share	$0.0775	$0.0700	$0.1550	$0.1400

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended June 30,
(in millions)	2016	2015
Segment Profit(1)	$377	$354
Reconciling items:
Restructuring and related costs	(71)	(157)
Restructuring charges of Fuji Xerox	(1)	(1)
Business transformation costs	—	(3)
Amortization of intangible assets	(78)	(79)
Equity in net income of unconsolidated affiliates	(22)	(29)
Non-service retirement-related costs	(32)	(10)
Separation costs	(28)	—
Other	-	(1)
Pre-Tax Income	$145	$74

(1)	Revised to exclude non-service retirement related costs.

Note: Certain reclassifications of prior year amounts have been made to conform to current year presentation.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:
The Services segment comprises two service offerings:

▪	Business Process Outsourcing.

▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.

▪
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:
Other includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems, student loan processing and non-allocated corporate items including non-financing interest and other items included in Other expenses, net.